                            ASSET PURCHASE AGREEMENT

                                  by and among

                                   GHS, INC.,

                        GLOBAL HEALTH SYSTEMS, INC., and

                          GHS MANAGEMENT SERVICES, INC.



                                       and



                      HEALTH MANAGEMENT SYSTEMS, INC., and

                         GLOBAL HEALTH ACQUISITION CORP.



                           Dated as of March 10, 1997
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
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                                                   TABLE OF CONTENTS
                                                                                                                  Page

I.   TRANSFERS.......................................................................................................1
         SECTION 1.01      Transfer of Assets........................................................................1
         SECTION 1.02      Instruments of Conveyance and Transfer....................................................5
         SECTION 1.03      Nonassignable Contracts...................................................................5
         SECTION 1.04      Ancillary Agreements......................................................................6

II.  CLOSING, PURCHASE PRICE, LIABILITIES, ETC.......................................................................6
         SECTION 2.01      Closing ..................................................................................6
         SECTION 2.02      Payment to Sellers on the Closing Date....................................................6
         SECTION 2.03      Assumption of Liabilities.................................................................6
         SECTION 2.04      Non-Assumption of Certain Liabilities.....................................................7
         SECTION 2.05      Sellers' Net Funding Requirement..........................................................8
         SECTION 2.06      Change of Names .........................................................................10

III. REPRESENTATIONS AND WARRANTIES.................................................................................10
         SECTION 3.01      Representations and Warranties
                           of Sellers................................................................ ..............24
         SECTION 3.02      Representations and Warranties
                           of Buyers................................................................. ..............24

IV.  COVENANTS......................................................................................................26
         SECTION 4.01      Covenants of Sellers.....................................................................26
         SECTION 4.02      Confidentiality .........................................................................28
         SECTION 4.03      Allocation of Purchase Price.............................................................28
         SECTION 4.04      Preparation of Certain Financial
                           Information............................................................... ..............29
         SECTION 4.05      Certain Tax Matters......................................................................30
         SECTION 4.06      Insurance ...............................................................................30
         SECTION 4.07      Retention of Employees; Benefits.........................................................30
         SECTION 4.08      Further Assurances.......................................................................31
         SECTION 4.09      No Solicitation; Acquisition
                           Proposals................................................................. ..............32

V.   GHS STOCKHOLDERS' CONSENT; INFORMATION STATEMENT...............................................................33
         SECTION 5.01      GHS Stockholders' Meeting................................................................33
         SECTION 5.02      Preparation and Filing of Information
                           Statement................................................................. ..............33
         SECTION 5.03      Recommendations of GHS Board of
                           Directors................................................................. ..............33
         SECTION 5.04      Irrevocable Proxy........................................................................33

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
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
VI.  CONDITIONS PRECEDENT...........................................................................................34
         SECTION 6.01      Conditions Precedent to the
                           Obligations of Buyers..................................................... ..............34
         SECTION 6.02      Conditions Precedent to the
                           Obligations of Sellers.................................................... ..............37

VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION...................................................................39
         SECTION 7.01      Survival of Representations..............................................................39
         SECTION 7.02      Tax Indemnity .......................................................................... 39
         SECTION 7.03      General Indemnity........................................................................40
         SECTION 7.04      Conditions of Indemnification............................................................41
         SECTION 7.05      Direct Claims ...........................................................................42
         SECTION 7.06      Certain Information......................................................................42
         SECTION 7.07      Limitations on Liability of Sellers......................................................43

VIII.TERMINATION....................................................................................................43
         SECTION 8.01      Termination .............................................................................43
         SECTION 8.02      Effect of Termination....................................................................44

IX.  MISCELLANEOUS..................................................................................................45
         SECTION 9.01      Bulk Transfer Laws.......................................................................45
         SECTION 9.02      Expenses, Etc. ..........................................................................45
         SECTION 9.03      Risk of Loss ............................................................................45
         SECTION 9.04      Execution in Counterparts................................................................46
         SECTION 9.05      Notices .................................................................................46
         SECTION 9.06      Waivers .................................................................................47
         SECTION 9.07      Amendments, Supplements, Etc.............................................................47
         SECTION 9.08      Entire Agreement.........................................................................48
         SECTION 9.09      Applicable Law; Jurisdiction.............................................................48
         SECTION 9.10      Binding Effect; Benefits.................................................................48
         SECTION 9.11      Assignability ...........................................................................49
         SECTION 9.12      Update to Schedules......................................................................49

                                INDEX TO EXHIBITS

Exhibit           Description

      A           Form of Bill of Sale, Assignment and Assumption Agreement

      B           Form of Non-Compete Agreement

      C           Form of Proxy with respect to GHS

      D           Form of Proxy with respect to Global and Management

                               INDEX TO SCHEDULES

Schedule                   Description

1.01(a)(i)                 Tangible Personal Property
1.01(a)(ii)                Intangible Personal Property
1.01(a)(viii)              Accounts Receivable Relating to Unearned Revenues
1.01(c)(vii)               Other Excluded Assets
1.03                       Consents To Assignment Not Required to be Sought
2.03                       Accrued Vacation
2.05(a)                    Sellers' Net Funding Requirement
2.05(a)(i)                 Payments Relating to Unearned Revenues
2.05(a)(ii)                Accrued Expenses
2.05(a)(iii)               Prepaid Expenses and Security Deposits
2.05(a)(iv)                Work in Process
3.01(a)                    State Qualifications
3.01(c)                    Effect of Agreements
3.01(d)                    Governmental Approvals
3.01(e)                    Financial Statements
3.01(f)                    Certain Changes or Events
3.01(g)                    Liens and Encumbrances
3.01(h)                    List of Properties, Leases, Proprietary
                           Rights, Contracts and Employment
                           Arrangements
3.01(h)(i)                 Real and Personal Property Leases
3.01(h)(ii)                Patents, Trademarks, Trade Names,
                           Servicemarks and Copyrights
3.01(h)(iii)               Employment Agreements and Benefit
                           Plans
3.01(h)(iv)                Software Marketing Agreements
                           granted by or to Seller
3.01(h)(v)                 Third Party Vendor Contracts and
                           Commitments
3.01(i)                    Litigation
3.01(k)                    Employee Benefit Plans
3.01(m)(i)-1               The Owned Software
3.01(m)(i)-2               The Licensed Software
3.01(p)                    Compliance with Law; Permits
3.01(q)                    Customer Contracts Matters
3.01(r)                    Taxes
4.07(a)                    Certain Retained Employees
6.01(e)                    Required Consents

                            ASSET PURCHASE AGREEMENT



                  ASSET PURCHASE AGREEMENT, dated as of March 10, 1997, by and among GHS, INC. ("GHS"), a Delaware corporation, GLOBAL HEALTH SYSTEMS, INC. ("Global"), a Delaware corporation, GHS MANAGEMENT SERVICES, INC. ("Management"), a Delaware corporation (GHS, Global and Management are sometimes hereinafter referred to collectively as the "Sellers"), HEALTH MANAGEMENT SYSTEMS, INC. ("HMS"), a New York corporation, and GLOBAL HEALTH ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of HMS ("Sub") (HMS and Sub are sometimes hereinafter referred to collectively as "Buyers").

                  WHEREAS, GHS, through Global and Management, provides computerized medical record-based transaction processing systems and services for ambulatory healthcare providers and managed care organizations in the public and private sector (the "Business"); and

                  WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, substantially all the assets and properties of the Business, excluding certain specified assets, and to assume certain liabilities, all on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:



                               I. TRANSFERS

                  SECTION 1.01 Transfer of Assets. (a) On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as hereinafter defined), Sellers shall sell, convey, transfer, assign and deliver to Buyers, and Buyers shall purchase from Sellers, for the aggregate purchase price set forth in Article II hereof, (x) the assets and properties of Global and Management relating to the Business listed in clauses (i)-(viii) below and those additional assets referred to in Section 1.01(b) hereof, but excluding those assets referred to in Section 1.01(c) below (all said assets and properties so to be sold, conveyed, transferred, assigned and delivered being hereinafter collectively called the "Non-Software Assets") and (y) the assets and properties of Global and Management listed in clause (ix) below (the "Owned Software" and, collectively with the Non-Software Assets, the "Assets"):


                           (i) all tangible personal property, inventory, equipment, supplies, tools, computer equipment, work in process, spare parts, furniture and office furnishings, wherever situated, whether or not carried on the books of Sellers, to the extent that such assets are necessary to, or used by Global or Management primarily in connection with, the Business, including but not limited to all items listed on Schedule 1.01(a)(i) hereto;

                           (ii) the intangible personal property listed on
         Schedule 1.01(a)(ii) hereto;

                           (iii) the patents, trademarks and trade names, trademark and trade name registrations, service marks and servicemark registrations, copyrights and copyright registrations, the applications therefor and the licenses and franchises with respect thereto, in each case listed on Schedule 3.01(h)(ii) hereto, together with the goodwill and the business appurtenant thereto; all trade secrets and technology (including technology with respect to which Global is a licensee, in such case only insofar as permitted under the applicable license agreement), processes, inventions, specifications, patterns, royalties, privileges, permits and all other similar intangible personal property, in each case as listed on Schedule 3.01(h)(ii) hereto;

                           (iv) all technical materials and guidelines (other than any such as are included in the Owned Software), and all brochures, sales literature, promotional material and other selling material used in the Business, wherever situated;

                           (v) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which any of the Assets might be identified or enforced, or otherwise pertaining to the Assets or the Business that are located at the offices or other locations used in connection with the Assets or the Business (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);

                           (vi) the rights of Global or Management (other than rights to refunds arising prior to the Closing Date) under all contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Assets or the Business listed on Schedules 3.01(h) (other than commitments of the kind described in Section 3.01(h)(v) hereof) and on Schedule 3.01(q) hereto;

                           (vii) all rights of Global or Management to the computer software programs and the license or other agreements conferring rights related thereto, in each case listed on Schedule 3.01(m)(i)-2 hereto and in each case, only insofar as permitted under the applicable license or other agreement (the "Licensed Software");

                           (viii) all accounts receivable of the Business that have arisen prior to the Closing Date with respect to ongoing liabilities and obligations of Global or Management to provide products or services after the Closing Date (including without limitation accounts receivable with respect to all customer advance payments and maintenance fees) under any contract listed on Schedule 3.01(q) hereto, which accounts receivable are identified and set forth on Schedule 1.01(a)(viii) hereto;

                           (ix) all right, title and interest of Global or Management in and to the computer software programs, and the source and object codes for such software programs, listed on Schedule 3.01(m)(i)-1 hereto together with all versions thereof and all modules encompassed thereby and, to the extent used in the Business or otherwise in possession of Sellers as of the Closing Date, all technical materials, guidelines and other written material pertaining thereto; and

                  (b) In the event that Buyers shall reasonably establish to the Sellers' reasonable satisfaction and notify Sellers at any time or from time to time during the three-month period following the Closing Date that any of the Schedules describing the Assets as provided in Section 1.01(a) hereof failed to include assets or properties of Global or Management used by Global or Management exclusively or primarily in the Business (other than any such assets or properties specifically excluded under Section 1.01(c) hereof or made available to Buyers pursuant to any of the Ancillary Agreements, as such term is defined in Section 1.04 hereof) then:

                           (i) with respect to any such assets or properties used exclusively in the Business, Sellers shall promptly convey, transfer, assign and deliver to Buyers or other such person as may be designated by Buyers, and Buyers or such designee shall acquire from Sellers, without additional consideration, all such assets and properties, which shall be deemed for all purposes to be included in the definition of Assets hereunder as provided in Section 1.01(a) hereof.

                           (ii) with respect to any such assets or properties used primarily, but not exclusively, in the Business, Sellers shall grant to Buyers an irrevocable, royalty-free license or otherwise convey to Buyers the unlimited right to use any such asset or property, without additional consideration.

                  (c) Anything herein contained to the contrary notwithstanding, the following assets and properties of Global and Management are specifically excluded from the Assets and shall be retained by Global and Management:

                           (i) all cash in banks, cash on hand and short-term investments as of the Closing Date;

                           (ii) except as set forth on Schedule 1.01(a)(viii) hereto, all accounts receivable of Seller attributable to the Business through the Closing Date;

                           (iii) all claims or rights against third parties relating to liabilities or obligations (including, without limitation, any such liabilities or obligations referred to in clause (ii) of
         Section 2.04) that are not assumed by Buyer hereunder;

                           (iv) all claims for the refund of Taxes (as hereinafter defined) and other governmental charges of whatever nature for all periods prior to the close of business on the day prior to the Closing Date;

                           (v) all rights and funds in connection with retirement and profit sharing plans;

                           (vi) the minute books, stock records and related corporate records of Global and Management; and

                           (vii) those items listed on Schedule 1.01(c)(vii) hereto.

                  (d) Each of the Buyers, on the one hand, and Sellers, on the other hand, agrees to cooperate with the other parties hereto to establish reasonable procedures to identify and remit payments received but not owned by them from third parties, being amounts attributable to Global's and Management's conduct of the Business prior to the Closing Date or Buyers' conduct of the Business after the Closing Date, as the case may be, which amounts shall, for the purposes of this Section 1.01(d), include payments under the Subcontracted Contracts (as defined in Section

1.03 hereof). Such payments shall be made promptly, but in no event later than 15 days after receipt thereof by Buyers or Sellers, as the case may be. The parties agree to reasonably cooperate with the other parties hereto and use their reasonable efforts, at the request and expense of the other parties, and to assist each other, under the direction of the party entitled to such payments, in the collection of amounts due to such parties.

                  SECTION 1.02 Instruments of Conveyance and Transfer. On the Closing Date, Sellers shall execute and deliver to Buyers (i) a bill of sale in the form included in the form of the Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the "Bill of Sale") and (ii) such other documents of transfer that Buyers may reasonably request, transferring to Buyers the properties and assets to be acquired by Buyers under the terms of this Agreement.

                  SECTION 1.03 Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment that is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, subject, however, to the covenant of Sellers in Section 4.01(d) hereof, or (ii) any contract or claim as to which all the remedies for the enforcement thereof enjoyed by Sellers would not pass to Buyers as an incident of the assignments provided for by this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above, and all claims and demands on such contracts may be realized, Sellers shall use all reasonable efforts to obtain consent for the assignment thereof, other than any such consent with respect to contracts and claims listed on Schedule 1.03 hereto. With respect to those contracts and claims of which Sellers shall have failed to obtain consent for the assignment thereof pursuant to their obligations under
Section 4.01(d) hereto and this Section 1.03 listed on Schedule 1.03 hereto, Sellers shall, at the request and expense and under the direction of Buyers, in the name of Sellers or otherwise as Buyers shall specify and as shall be permitted by law, take all action and do or cause to be done all things as shall in the opinion of Buyers be reasonably necessary or proper (x) in order that the rights and obligations of Sellers under such contracts shall be preserved and
(y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Sellers in and under every such contract and claim and in respect of every such claim and demand, and Sellers shall hold the same for the benefit of and shall pay the same over promptly to Buyers, subject to due payment, performance and discharge by

Buyers on behalf of Sellers of all liabilities and obligations of Sellers with respect to any such contracts and claims that have not been assigned hereunder but as to which Sellers shall have obtained the full value thereof for the benefit of Buyers as required hereunder (the "Subcontracted Contracts").

                  SECTION 1.04 Ancillary Agreements. In connection with the purchase and sale of the Assets by Buyers and Buyers' operation of the Business from and after the Closing Date, Sellers hereby covenant and agree to enter into on the Closing Date the Non-Compete Agreement in the form annexed hereto as Exhibit B (the "Non-Compete Agreement" and, collectively with the Bill of Sale, the "Ancillary Agreements").

                  II. CLOSING, PURCHASE PRICE, LIABILITIES, ETC.

                  SECTION 2.01 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036, on such date as the parties may mutually agree in writing, after satisfaction of all of the conditions set forth in Sections 6.01 and 6.02 hereof, and for all purposes shall be deemed effective as of the close of business on the day prior to such date (such date and time of closing being herein called the "Closing Date"). The parties shall use their best efforts to cause the Closing Date to occur within 45 days after the date of this Agreement.

                  SECTION 2.02 Payment to Sellers on the Closing Date. On the Closing Date, in full consideration for the sale, conveyance, transfer, assignment and delivery to Buyers of the Assets and the execution and delivery of the Ancillary Agreements, subject to the assumption of liabilities provided for herein, Buyers shall pay to Sellers an amount (the "Purchase Price") equal to $2,100,000 by bank check payable to GHS.

                  SECTION 2.03 Assumption of Liabilities. On the Closing Date, Buyers shall execute and deliver to Sellers an Assumption Agreement, in the form included in the Bill of Sale, pursuant to which Buyers shall assume and agree to pay, perform and discharge when due all liabilities and obligations of Global and Management that arise on and after the Closing Date under the terms of any contract, agreement, license, lease, sales order, purchase order or other commitment that is disclosed on Schedules 3.01(h) (other than any commitment of the kind described in Section 3.01(h)(iii) hereof) or 3.01(q) hereto, other than any of the foregoing that shall not be assigned as contemplated by Section 1.03 hereof; provided, however, that if at any time after the Closing Date consent to assignment satisfactory to Buyers and their counsel is obtained with respect to any such commitment that shall not have been assigned as contemplated by said Section 1.03, Buyers shall thereafter be deemed to have assumed all such liabilities and obligations of Global and Management thereunder. On the Closing Date, Buyers shall also assume and agree to be responsible for all obligations of Sellers in respect of vacation accrued for the Retained Employees prior to the Closing Date as set forth on Schedule 2.03; provided that Buyers may make it a condition to the offers of employment made pursuant to Section 4.07(a) that any such accrued vacation be utilized within twelve months of the Closing Date or expire at such time.

                  SECTION 2.04 Non-Assumption of Certain Liabilities. Subject as set forth in Section 2.05, Buyers are not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Sellers of any kind or nature whatsoever, except as expressly provided herein or in the Bill of Sale. Without limiting the generality of the foregoing, it is hereby agreed that Buyers are not assuming any liability and shall not have any obligation for or with respect to: (i) any liabilities or obligations of Sellers that arise under the terms of a contract, agreement, license, lease, sales order, purchase order, or other commitment which shall not be assigned as contemplated by Section 1.01(c) of this Agreement; (ii) any liabilities or obligations of Sellers (x) attributable to the operations of the Business prior to the Closing Date or (y) that would not have arisen but for the consummation of the transactions contemplated by this Agreement, unless, in either case, such liabilities or obligations are expressly assumed by Buyers as provided herein or in the Bill of Sale; (iii) any liabilities or obligations of Sellers under any Plan (as defined in Section 3.01(k)), including any obligation to adopt or to sponsor such Plan except as Buyers may, in their sole discretion, elect to adopt or to sponsor; (iv) any liabilities or obligations of Sellers for any commissions, refunds, rebates, discounts or other such sums, falling due before the Closing Date, in respect of services rendered prior to the Closing Date; (v) any obligation of Sellers arising out of any action, suit or proceeding based upon (A) an event occurring or a claim arising prior to the Closing Date or (B) a claim arising on and after the Closing Date based on an event occurring prior to the Closing Date in the case of claims in respect of products or services sold and delivered or required to be delivered by Sellers or provided by Sellers or the conduct of the Business prior to the Closing Date and attributable to acts performed or omitted by Sellers prior to the Closing Date; (vi) any obligation of Sellers to any employee in respect of personal or sick days accrued prior to the Closing Date;
(vii) any obligation of Sellers to any
employee of, or consultant to, the Business who does not become a Retained Employee (as hereinafter defined) or to any other employee of, or consultant to, the Business whose employment or consultancy is terminated by Sellers prior to or effective at the Closing Date or, except as provided in Section 4.07 hereof, to any employee who is on administrative leave as of the Closing Date; and
(viii) any and all Taxes incurred by or imposed upon Sellers relating to periods prior to the Closing Date, whether such Taxes are assessed before or after the Closing Date, including without limitation, but subject to the provisions of
Section 4.05(a) hereof, any Taxes incurred by or lawfully imposed upon Sellers, other than any Taxes to be paid by Buyers in accordance with this Agreement or any of the Ancillary Agreements.

                  SECTION 2.05 Sellers' Net Funding Requirement. (a) Buyers and Sellers agree that Sellers shall pay to Buyers on the Closing Date, in cash, an amount equal to the net amount ("Sellers' Net Funding Requirement") set forth on
Schedule 2.05(a) calculated by subtracting the amounts described in clauses
(iii) and (iv) below from the amount described in clauses (i) and (ii) below; provided, however, that if the Sellers' Net Funding Requirement is less than zero, Buyers shall pay to Sellers on the Closing Date, in cash, an amount equal to such negative amount:



         (i) Unearned Revenues. The aggregate of all payments received prior to the Closing Date, in each case, with respect to ongoing liabilities and obligations of Sellers to provide products or services after the day prior to the Closing Date (including, without limitation, all customer advance payments, maintenance fees and the estimated value of all warranty obligations to be discharged or performed with respect to work performed or services rendered prior to the Closing Date) under any contract listed on Schedule 3.01(q) hereto, all of which payments and amounts have been identified and set forth by Sellers on Schedule 2.05(a)(i) hereto;

         (ii) Accrued Expenses. The aggregate of all expenses of the Business that relate to any period prior to 12:00 midnight on the day prior to the Closing Date in respect of which Sellers have not made payment or, subject to payment thereof on or before the due date thereof, an account payable has arisen or an accrual made on Sellers' books of account prior to the Closing Date for which Sellers will not remain responsible after the Closing Date, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(ii) hereto;

         (iii) Prepaid Expenses and Security Deposits. The aggregate of (A) all expenses of the Business that relate to any period after 12:01 a.m. on the Closing Date and for which Buyers will receive the benefit in respect of which Sellers have made payment or, subject to payment thereof on or before the due date thereof, an account payable has arisen or an accrual made on Sellers' books of account prior to the Closing Date for which Sellers will remain responsible after the Closing Date and (B) all security deposits deposited by Sellers in connection with any contract, agreement, license, lease, sales order, purchase order or other commitment that is assumed by Buyers pursuant to the terms of the Agreement, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(iii) hereto; and

         (iv) Work in Process. Amounts represented by the value, as determined in accordance with the related contract in respect thereof, of products and services that shall have been supplied by the Sellers prior to the Closing Date under any contract listed on Schedule 3.01(q) hereto but have not yet given rise to an account receivable of Sellers, payment for which will be included in invoices of Buyers and not Sellers after the Closing Date, which amounts have been identified and set forth by Sellers on Schedule 2.05(a)(iv) hereto.

                  (b) In the event that Buyers or Sellers shall, at any time or from time to time during the three-month period following the Closing Date, notify the other in writing, that any of Schedules 2.05(a)(i) through 2.05(a)(iv) failed to include amounts, which properly should reasonably have been included in such Schedules in accordance with generally accepted accounting principles, based on the information available to Sellers, after due inquiry, as of the Closing Date, but not thereafter, then Buyers or Sellers, as the case may be, shall promptly pay to the other such amount.

                  (c) To the extent that any amounts described in Section 2.05(a)(i) and (ii) hereof has been fully provided for and included in the amount to be paid in respect of Sellers' Net Funding Requirement, Buyers shall be deemed upon such payment to have assumed the related liability and obligation, notwithstanding anything to the contrary contained in Section 2.04 hereof. Conversely, to the extent that any amount described in Section 2.05(a)(iii) and (iv) hereof has been fully provided for and deducted from the amount to be paid in respect of Sellers'

Net Funding Requirement, Buyers shall be deemed upon such payment to have acquired the related asset (which shall be deemed for all purposes to be included in the definition of Assets hereunder), notwithstanding anything to the contrary contained in Section 1.01(c) hereof.

                  SECTION 2.06 Change of Names. At the Closing, Sellers shall cause the corporate names of Global and Management to be changed to names which are not confusingly similar to the names of Global and Management, and shall assign all their rights to Global's and Management's names to Buyers. Sellers shall furnish to Buyers at the Closing all documents reasonably necessary to enable Buyers to utilize and/or register such names following the Closing, including any consents required by the states of California, Delaware, Maryland, New York and all other jurisdictions where Global and Management are qualified to do business as foreign corporations. In addition, Sellers will use their best efforts to obtain the consent of any other person whose consent to Buyers' use of such names is required, provided, that Sellers shall not be required to pay any money to obtain such consent. Sellers agree that they will not, subsequent to the Closing, cause Global and Management to amend their Certificates of Incorporation to any corporate name which is confusingly similar to Global Health Systems, Inc. or GHS Management Services, Inc., respectively.

                  III. REPRESENTATIONS AND WARRANTIES

                  SECTION 3.01 Representations and Warranties of Sellers. Sellers represent and warrant to Buyers as follows:

                  (a) Organization, Corporate Power, Etc. Each of GHS, Global and Management is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified with respect to the operations of the Business, except where the failure to be so qualified would not have a material adverse effect on the properties, results of operations, financial condition or prospects of the Business (a "Material Adverse Effect"). Sellers have all requisite corporate power and authority to own, operate and lease the Assets, to carry on the Business as it is now being conducted, to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. Schedule 3.01(a) hereto sets forth a complete list of the jurisdictions in which Global and Management are qualified to do business with respect to the operations of the Business.

                  (b) Authorization of Agreements. The execution and delivery by Sellers of this Agreement and the Ancillary Agreements, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action, subject to approval of this Agreement by the stockholders of GHS. This Agreement has been duly and validly executed by Sellers and, subject to such approval by the stockholders of GHS, constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms and the Ancillary Agreements, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. All of the issued and outstanding capital stock of Global and Management is owned by GHS. Except for the requisite affirmative vote of GHS under the laws of the State of Delaware, the authorization of no other person or entity is required to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in Global or Management.

                  (c) Effect of Agreements. Except as set forth on Schedule 3.01(c) hereto, the execution and delivery by Sellers of this Agreement and the Ancillary Agreements, and the performance by Sellers of their obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificates of Incorporation or By-laws of Sellers, or any judgment, award or decree or any indenture, agreement, permit or other instrument to which Sellers are parties, or by which Sellers or any of the Assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, permit or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets.

                  (d) Governmental Approvals. Except as set forth on Schedule 3.01(d) hereto, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority (i) is required for the execution and delivery by Sellers of this Agreement or any of the Ancillary Agreements or the consummation by Sellers of the transactions contemplated hereby or thereby or (ii) is necessary in order that the Business may be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted, other than those that become applicable solely as a result of the specific regulatory status of Buyers or its affiliates.

                  (e) Financial Statements. Attached as Schedule 3.01(e) hereto are the unaudited balance sheet of each of Global and Management as at December 31, 1996 (collectively, the "December Balance Sheets") and the related statement of operations of each of Global and Management for the nine months ended December 31, 1996 (collectively with the December Balance Sheets, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (including, without limitation, Global's and Management's policies of revenue recognition), consistently applied and consistent with prior periods, except that the Financial Statements will be subject to normal year-end adjustments, which adjustments in the aggregate will not have a Material Adverse Effect. Except as set forth on Schedule 3.01(e) hereto, the Financial Statements fairly present the operating results of the Business during the period indicated therein.

                  (f) Absence of Certain Changes or Events. Since December 31, 1996, except as otherwise set forth on Schedule 3.01(f) hereto and except for the transactions contemplated hereby, Sellers have not with respect to the
Business:

                           (i) incurred any material obligation or liability of any kind or nature whatsoever, except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;

                           (ii) discharged or satisfied any material lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent) of any kind or nature whatsoever, other than in the ordinary course of business and consistent with past practice;

                           (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising as a matter of law and purchase money security interests arising in the ordinary course of business between the date of delivery and payment);

                           (iv) transferred, leased or otherwise disposed of any of the Assets except in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties to be used by or in connection with the activities of the Business;

                           (v) canceled or compromised any material debt or claim related to the Business, except in the ordinary course of business and consistent with past practice;

                           (vi) waived or released any rights of material value related to the Business, except in any case in the ordinary course of business and consistent with past practice;

                           (vii) transferred or granted any rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how related to the Business, except in the ordinary course of business and consistent with past practice;

                           (viii) made or granted any wage, salary or benefit increase or paid any bonus applicable to any group or classification of employees generally, entered into or amended the terms of any employment contract (other than employment agreements terminable at will by Sellers without liability) with, or made any loan to, or granted any severance benefits to or entered into or amended the terms of any material transaction of any other nature with any person listed on Schedule 4.07(a) hereto, except in the ordinary course of business and consistent with past practice;

                           (ix) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) that affects in any material respect their ability to conduct the Business or received any claim or claims in respect of the Business in excess of insurable limits, or canceled any insurance coverage, in whole or in part, under any policy the coverage limits of which exceed $25,000;

                           (x) suffered any adverse change in any of their operations or in their financial condition or in their assets, properties or business, which adverse change is material or could reasonably be expected to be material to the Business;

                           (xi) surrendered or had revoked or otherwise terminated any material license, permit or other approval, authorization or consent from any court, administrative agency or other governmental authority relating to the conduct of the Business; or

                           (xii) entered into any agreement or commitment to take any action described in this Section 3.01(f).

                  (g) Title to Properties, Absence of Liens and Encumbrances. Except as set forth on Schedule 3.01(g) hereto, Sellers have good and marketable title to all the Non-Software Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, subject to restrictions on assignment in any agreements relating to any Non-Software Assets. Except as set forth on Schedule 3.01(g) hereto, all leases of personal property of Sellers to be assigned to Buyers hereunder are, to the knowledge of Sellers, valid and binding in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act attributable to Sellers or, to the knowledge of Sellers, attributable to the other party to such leases, which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act, which, in any such case, would have a Material Adverse Effect. As used in this Agreement, "to the knowledge of Sellers" shall mean the collective knowledge of Alan Gold and Howard Grunfeld (collectively, the "Sellers' Officers"), the President and the Chief Executive Officer and the Controller, respectively, of GHS. "Knowledge" when used in this context shall mean, as to the facts or circumstances represented: (i) actual knowledge of any one of the Sellers' Officers; and (ii) knowledge that any one of the Sellers' Officers should reasonably be expected to possess after due inquiry.

                  (h) List of Properties, Contracts and Other Data. Annexed hereto as Schedule 3.01(h) hereto is a list setting forth with respect to the operations of the Business, as of the dates specified on such Schedule, the following:

                           (i) all leases of real or personal property included in the Assets involving payments in excess of $5,000 per annum to which Sellers are a party, either as lessee or lessor, with a brief description of the parties to each such lease, the property to which each such lease relates and the termination dates thereof;

                           (ii) (A) all patents, trademarks and trade names, trademark and trade name registrations, servicemarks and servicemark registrations, copyrights and copyright registrations which are used in connection with the operations of the Business, all applications pending for patents or for trademark, trade name, servicemark or copyright registrations, and all other proprietary rights (in each case, other than any such rights in the Owned Software) owned or held by Sellers, and reasonably necessary to, or primarily used in connection with, the Business, and (B) all licenses and sublicenses granted by or to Sellers and all other agreements to which Sellers are a party which relate, in whole or in part, to any items of the categories mentioned in (A) above with respect to other proprietary rights reasonably necessary to, or primarily used in connection with, the Business, whether owned by Sellers or any affiliate thereof (in each case, other than any such rights of Sellers in the Licensed Software);

                           (iii) with respect to the persons listed on Schedule 4.07(a) hereto, all employment and consulting agreements, executive compensation plans, collective bargaining agreements, bonus plans, guaranteed bonus arrangements, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to such employees (other than employment agreements terminable at will by Sellers without liability);

                           (iv) all contracts pursuant to which Sellers have (A) been granted rights to market software owned by third parties relating to the Business or (B) granted marketing rights in the Owned Software to third parties; and

                           (v) all contracts and commitments (including proposed
         (i) contracts and commitments and (ii) amendments to contracts and commitments) relating to the Business, whether oral or written, to which Sellers are or may become parties or to which Sellers or any of their assets or properties are or may become subject and which are not specifically referred to in Schedule 3.01(m)(i) hereto, Schedule 3.01(q) hereto or any of clauses (i) through (iv) above, and which is a contract or group of related contracts which involve payments by or to Sellers exceeding $5,000 per annum in amount or cannot be canceled within 365 days after the Closing Date without breach or penalty.

                  True and complete copies of all documents and complete descriptions of all oral contracts (if any) referred to in Schedule 3.01(h) hereto have been provided or made available to Buyers and their counsel. Except as disclosed in said Schedule 3.01(h) hereto, Sellers have not received any claim that any contract referred to therein is not valid and enforceable in accordance with its terms (subject, as to enforcement, to the rights of creditors generally) for the periods stated therein, and there does not exist under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, in either case, on the part of Sellers, or to the knowledge of Sellers, on the part of any other party thereto, except where any such default or event of default or event would not have a Material Adverse Effect.

                  (i) Litigation. Except as set forth on Schedule 3.01(i) hereto, there are no actions, suits or proceedings involving claims pending, or to the knowledge of Sellers, threatened, against Sellers with respect to the Business or against any officer or employee of the Business (other than any matter that is unrelated to such person's employment, or actions taken in the course of such person's employment, in the Business) or relating to any operations of the Business, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the knowledge of Sellers, and except as set forth on Schedule 3.01(i) hereto, there are no orders, judgments or decrees of any court or governmental agency with respect to which Sellers have been named or is a party that apply, in whole or in part, to the Business or any of the Assets.

                  (j) Collective Bargaining Agreements; Labor Controversies; Etc. Sellers are not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to any employees engaged in the operations of the Business. No employees of Sellers are represented by any labor organization. No labor organization or group of employees of Sellers has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal relating to the Business. There is no organizing activity relating to the Business involving Sellers pending or, to the knowledge of Sellers, threatened by any labor organization or group of employees of Sellers. There are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other material labor disputes pending or, to the knowledge of Sellers, threatened against or involving Sellers relating to the Business. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Sellers, threatened against or involving Sellers or any group of employees of Sellers relating to the Business. There are no complaints, charges or claims against Sellers pending or, to the knowledge of Sellers, threatened to be brought or filed with any governmental body based on, arising out of, in connection with, or otherwise relating to the employment by Sellers of any individual, including any claim for workers' compensation relating to the Business. Hours worked by and payments made to employees of Sellers engaged in the operations of the Business have not been in violation of the federal Fair Labor Standards Act or any other law dealing with such matters.

                  (k)      Employee Benefit Plans.

                           (i) Schedule 3.01(k) hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Sellers or to which Sellers contributes or is required to contribute or in which any employee of Sellers engaged in the operations of the Business participates as a result of being employed by Sellers (a "Plan"). Sellers have complied and currently are in compliance, in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), respectively, with respect to each Plan.

                           (ii) Each of the Plans that is intended to qualify under Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

                           (iii) Sellers have not maintained, contributed to or been required to contribute to, nor do any of their employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from Sellers on account of a "multiemployer plan" (as defined in section 3(37) of ERISA) or on account of any withdrawal therefrom.

                           (iv) Sellers do not maintain for the benefit of any of their employees engaged in the operations of the Business a defined benefit plan, as defined in section 3(35) of ERISA.

                           (v) Notwithstanding anything else set forth herein, Sellers have not incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                           (vi) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation death, health or medical benefits (whether or not insured), with respect to current or former employees of Sellers engaged in the operations of the Business beyond their retirement or other termination of service with Sellers (other than coverage mandated by applicable law or benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                           (vii) Except as set forth on Schedule 3.01(k) hereto, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of Sellers to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                           (viii) Sellers have provided to Buyers true and complete copies of each of the Plans together with summary plan descriptions and each determination letter from the Internal Revenue Service with respect to each Plan that is intended to qualify under
         Section 401(a) of the Code.

                  (1) Patents, Trademarks, Etc. The patents, trademarks and trade names, trademark and trade name registrations, service mark registrations and copyrights, the applications therefor and the licenses and sublicenses with respect thereto (collectively, "Business Property Rights") listed on Schedule 3.01(h)(ii) hereto, together with Sellers' rights in the Owned Software, constitute all

         Business Property Rights of Sellers reasonably necessary to, or primarily used in connection with, the conduct of the Business. To the knowledge of Sellers, except as set forth on such Schedule, Sellers own or have valid rights to use all Business Property Rights without conflict with the rights of others. No person has advised Sellers of or, to the knowledge of Sellers, threatened to make, any claims that the operations of the Business are in violation of or infringe upon any such Business Property Rights or any other proprietary or trade rights of any third party.

                  (m) Software.

                           (i) The Owned Software listed on Schedule
         3.01(m)(i)-l hereto comprises all of the operating and applications computer software programs and databases that have been licensed by Sellers to any customer of the Business or as to which Sellers have agreed to provide services to any customer of the Business, in each case, pursuant to the contracts listed on Schedule 3.01(q) hereto. The Owned Software and the Licensed Software listed on Schedule 3.01(m)(i)-2 hereto comprise all of the operating and applications computer software programs and databases used by Sellers in connection with the operations of the Business, the licensing, servicing, developing, or maintaining of the Owned Software or otherwise used by Sellers in the Business.

                           (ii) Except as set forth on Schedule 3.01(m)(i)-l hereto and except for the rights of the customers of the Business under the contracts listed on Schedule 3.01(q) hereto and the rights of the parties to the marketing agreements listed on Schedule 3.01(h)(iv) hereto, Sellers have good and marketable title to all Owned Software, free and clear of all liens, charges, pledges, security interests, or other encumbrances of any nature whatsoever. Sellers hold valid licenses to all Licensed Software, subject, in any event, to the terms of any agreements relating to the Licensed Software. To the knowledge of Sellers, none of the Owned Software, and no use by Sellers of the Licensed Software, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and no claim with respect to any such infringement or violation is threatened.

                           (iii) Sellers possess or have access to (i) to the extent required to conduct the Business, the source and object codes for all Owned Software and, to the extent permitted under the respective license agreements, for all the Licensed Software used by Sellers in the conduct of the Business and (ii) all other technical materials, guidelines and other written materials pertaining to the Owned Software or, to the knowledge of Sellers, the Licensed Software. Upon consummation of the transactions contemplated by this Agreement, Buyers will (A) own all the Owned Software, free and clear of all claims, liens, encumbrances, obligations and liabilities, except (x) for the rights of customers under the contracts listed on
         Schedule 3.01(q) hereto and the rights of the parties to the marketing agreements listed on Schedule 3.01(h)(iv) hereto, and (y) as set forth on said Schedule 3.01(m)(i)-l hereto, and (B) have, pursuant to a valid and binding assignment thereof hereunder, a valid license to use all Licensed Software in the Business without violation or infringement of the respective license agreements relating thereto, to the extent permitted by such license agreements. To the extent that Buyers shall identify, at any time or from time to time during the three-month period following the Closing Date, any Licensed Software for which no such valid license has been assigned, Sellers shall promptly use best efforts to obtain such licenses and transfer, assign and deliver same to Buyers, which shall be deemed for all purposes to be included in the definition of Assets hereunder as provided in Section 1.01 hereof.

                           (iv) To the knowledge of Sellers, any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Owned Software that were created by employees of Sellers were made in the regular course of such employees' employment with Sellers using Sellers' facilities and resources and, as such, constitute "works made for hire".

                  (n) Use of Real Property. The real property as set forth on
Schedule 3.01(h) hereto are used and operated in material compliance and conformity with all applicable leases, contracts, licenses and permits. Sellers have not received notice of any material violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the conduct of the Business or to the Assets and, to the knowledge of Sellers, there is no such violation. To the knowledge of Sellers, all buildings used in the operations of the Business substantially conform with all applicable ordinances, codes, regulations and requirements, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties.

                  (o) Condition of Assets. All tangible personal property, furniture, fixtures and equipment comprising the Assets are (i) in a reasonable state of repair (ordinary wear and tear excepted) and operating condition and are suitable for the purposes for which they are being used and (ii) to the knowledge of Sellers, substantially conform with all applicable ordinances, codes, regulations and requirements, including without limitation all applicable ordinances, codes, regulations and requirements relating to occupational safety, and no law presently in effect or condition precludes or materially restricts continuation of the present use of such properties. No warranty is made regarding the tangible personal property comprising the Assets. All such tangible personal property is conveyed hereunder AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS.

                  (p) Compliance With Law; Permits. Except as set forth on
Schedule 3.01(p) hereto, to the knowledge of Sellers, the conduct of the Business by Sellers does not violate any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof that are applicable to the Business, other than any such violation which would not or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.01(p) hereto, Sellers have all material governmental licenses, franchises and permits required under applicable law for the conduct of the Business as currently conducted and, to the knowledge of Sellers, the Business is being conducted in compliance with all such licenses, franchises and permits. Schedule 3.01(p) hereto lists all material licenses, franchises and permits held by Sellers.

                  (q) Customer Contracts.

                           (i) Schedule 3.01(q) hereto contains a list of (A) all contracts between Sellers and the customers of the Business pursuant to which Sellers have agreed to provide goods or services to such customers, (B) all contracts between Sellers and the customers of the Business pursuant to which Sellers have licensed any Owned Software to such customers and (C) all proposed amendments to any such contracts. All correspondence files with respect to such contracts shall be made available for review by Buyers upon their reasonable request.

                           (ii) Except as set forth on said Schedule 3.01(q) hereto and except for contracts under which Sellers are not currently obligated to supply any product or provide any service, no such contract contains a prohibition on the assignment thereof without the consent of the other party thereto.

                           (iii) Except as set forth on said Schedule 3.01(q) hereto, since December 31, 1996, Sellers have not with respect to the Business had any contracts with customers terminated prior to the expiration date thereof or been notified in writing by any customer of its intention to terminate any contract listed on Schedule 3.01(q) hereto prior to the expiration date thereof that, in the aggregate, accounted for more than 5% of the revenues of the Business during the nine-month period ended December 31, 1996 (and, to the knowledge of Sellers, no customer has notified Sellers in writing that it would, in the event of the sale of the Business, terminate any such contract). Except as set forth on Schedule 3.01(q) hereto, since December 31, 1996, Sellers have not received written notice from any customer of the Business claiming that Sellers have materially breached any contract or other agreement required to be scheduled pursuant to this Agreement.

                           (iv) Schedule 3.01(q) hereto identifies each agreement of the Business that (A) requires joint services to be performed by the Business and GHS's other business units or (B) is with any administrative agency or other governmental authority. In addition,
         Schedule 3.01(q) hereto sets forth all outstanding contract proposals relating to the Business for which a contract has been requested for goods or services involving fees in excess of $25,000 per annum.

                  (r) Taxes.

                           (i) Except as set forth on Schedule 3.01(r) hereto, all federal, state, local and foreign income, franchise, sales, use, property, payroll, employment, transfer and all other tax returns and information statements ("Tax Returns") required to be filed with respect to the operations of the Business have been properly prepared and timely filed for all years and periods for which such Tax Returns have become due and all such Tax Returns are correct and complete in all respects. For purposes of this Agreement, "Taxes" shall mean any and all income, franchise, sales, use, property, payroll, employment, transfer and any other taxes, charges, fees, levies, imports, duties, licenses or other assessments, together with interest, penalties and any other additions to tax or additional amounts imposed by any governmental or taxing authority, or liability for such amounts as a result of Seller being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Sellers may be liable for Taxes of any other person for any period prior to (or up to and including) the close of business on the day prior to the Closing Date.

                           (ii) Sellers have paid to the appropriate taxing authority, all Taxes owed by Sellers with respect to the operations of the Business, whether or not shown on any Tax Return, to the extent such Taxes are due.

                           (iii) Sellers are not parties to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

                           (iv) None of the Assets is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Code of 1954, as in effect prior to the repeal thereof.



                  (s) Environmental Matters. No Hazardous Substances (as hereinafter defined) have been, or have been threatened to be, discharged, released or emitted by Sellers into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from any property used by Sellers in the operations of the Business except in accordance with all applicable Environmental Laws, and except for incidental release of Hazardous Substances in amounts or concentrations that could not reasonably be expected to give rise to any material claims or liabilities against Sellers under any Environmental Law. Sellers have not received any notification from a governmental agency that there is any violation of any Environmental Law with respect to the properties of Sellers used in the operations of the Business or any notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.



                  For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Law" shall mean any federal, state or local statute, law, ordinance, rule or regulation and any order to which Sellers are parties or are otherwise bound with respect to the operations of the Business, relating to pollution or protection of the environment, including natural resources, or exposure of persons, including employees, to Hazardous Substances; and

                  "Hazardous Substances" shall mean any substance, whether liquid, solid or gas listed, identified or designated as hazardous or toxic under any Environmental Law, which, applying criteria specified in any Environmental Law, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental Law.

                  (t) Broker's or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Buyers, without the intervention of any person on behalf of Sellers in such a manner to give rise to any claim by any person against Buyers for a finder's fee, brokerage commission or similar payment.

                  (u) The Assets. To the knowledge of Sellers, the Assets referred to in Section 1.01(a) constitute all of the assets or properties of Sellers used by Sellers exclusively or primarily in the Business.

                  (v) Other Information. None of the information furnished by Sellers to Buyers in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Sellers at or prior to the Closing Date, is, or on the Closing Date will be, in any material respects, false or incomplete or contains, or on the Closing Date will contain, any misstatement of material fact.

                  SECTION 3.02 Representations and Warranties of Buyers. Buyers represents and warrants to Seller as follows:

                  (a) Organization, Corporate Power, Etc. Each of Buyers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the properties, results of operations or financial condition of Buyers. Buyers have all requisite corporate power and authority to acquire, own, lease and operate the Assets and the Business, to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder.

                  (b) Authorization of Agreements. The execution, delivery and performance by Buyers of this Agreement and the Ancillary Agreements, and the consummation by Buyers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by Buyers and constitutes the legal, valid and binding obligation of Buyers, enforceable in accordance with its terms, and the Ancillary Agreements, when duly executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of Buyers, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally. All of the issued and outstanding capital stock of Sub is owned by HMS. Except for the affirmative vote of HMS, under the laws of the State of Delaware, the authorization of no other person or entity is required to consummate the transactions contemplated herein by virtue of any such person or entity having an equitable or beneficial interest in Sub.

                  (c) Effect of Agreements. The execution and delivery by Buyers of this Agreement and the Ancillary Agreements, and the performance by Buyers of their respective obligations hereunder and thereunder, will not violate any provision of law, any order of any court or other agency of government, the Certificates of Incorporation or By-laws of Buyers or any judgment, award or decree or any indenture, agreement or other instrument to which Buyers are parties or by which Buyers or their properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Buyers.

                  (d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyers, threatened against or affecting Buyers before any court or by or before any governmental body or arbitration board or tribunal that might enjoin or prevent the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "to the knowledge of Buyers" shall mean the collective knowledge of Paul J. Kerz and Phillip Siegel (collectively, the "Sellers' Officers"), the President and Chief Executive Officer and the Chief Financial Officer, respectively, of HMS. "Knowledge" when used in this context shall mean, as to the facts or circumstances represented: (i) actual knowledge of any one of the Buyers' Officers; and (ii) knowledge that any one of the Buyers' Officers should reasonably be expected to possess after due inquiry.

                  (e) Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyers of this Agreement or the Ancillary Agreements or the consummation by Buyers of the transactions contemplated hereby or thereby.

                  (f) Broker's or Finder's Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyers directly with Sellers, without the intervention of any person on behalf of Buyers in such a manner to give rise to any claim by any person against Sellers for a finder's fee, brokerage commission or similar payment.

                  (g) Other Information. None of the information furnished by Buyers to Sellers in this Agreement, the exhibits hereto, the schedules identified herein, or in any certificate or other document to be executed or delivered pursuant hereto by Buyers at or prior to the Closing Date, is, or on the Closing Date will be, false or incomplete or contains, or on the Closing Date will contain, any misstatement of material fact.

                                  IV. COVENANTS

                  SECTION 4.01 Covenants of Sellers.

                  (a) Sellers agree that, at all times between the date hereof and the Closing Date, unless Buyers and Sellers shall otherwise agree in writing, Sellers shall:

                           (i) operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operations, use all reasonable efforts to preserve the current business organization of the Business intact, keep available the services of those officers and employees currently engaged in the operations of the Business and preserve their present relationships with customers of, and all other persons having business dealings with, the Business;

                      (ii) maintain all the assets and properties deemed reasonably necessary for the conduct of the Business in good repair, order and condition, reasonable wear and tear excepted; and

                     (iii) maintain the books of account and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, and use their best efforts to comply with all laws applicable to them and to the conduct of the Business and perform all their material obligations without default.

                  (b) Between the date of this Agreement and the Closing Date, Sellers shall, upon reasonable prior notice, afford the representatives of Buyers reasonable access during normal business hours to the offices, facilities, books and records of Sellers pertaining to the Business and the opportunity to discuss the affairs of the Business with officers and employees of Sellers familiar therewith.

                  (c) Between the date of this Agreement and the Closing Date, Sellers shall not, except as required by generally accepted accounting principles, with respect to the operations of the Business (i) utilize accounting principles different from those used in the preparation of the Financial Statements, (ii) change in any manner their method of maintaining their books of account and records from such methods as in effect on December 31, 1996, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

                  (d) Between the date hereof and the Closing Date, Sellers shall, with Buyers' assistance and cooperation, but at the expense of Sellers, promptly apply for or otherwise seek and use all reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of the contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assigned to Buyers pursuant hereto (other than those listed on Schedule 1.03 hereto); provided, however, that Buyers shall bear the expense of posting any performance bonds and any reasonable and necessary special travel expenses of Sellers' required to obtain such consents, waivers and approvals, subject to Buyers' prior approval and reimbursement for travel expenses consistent with Buyers' existing policies.

                  (e) As of the Closing Date, Sellers shall have paid any amount owed (or that will be owed as of the Closing Date) by such Sellers to any Retained Employee, in respect of salary, bonus or other compensation. To the extent that amounts to be paid to any Retained Employee in reimbursement of expenses incurred by such Retained Employee on behalf of Sellers shall be unpaid as of the Closing Date, Sellers shall pay such amounts in accordance with Sellers' customary practice upon receipt of a duly prepared claim therefor properly submitted by such Retained Employee.

                  (f) Between the date hereof and the Closing Date, Sellers shall not enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations, warranties or covenants of Sellers contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

                  SECTION 4.02 Confidentiality. The contents of this Agreement shall be kept confidential between the parties, except as otherwise required by law, including but not limited to the provisions of the federal securities laws, and except that each party may reveal and discuss the contents with its professional advisors, including attorneys and accountants. In addition, the parties may mutually agree in writing as to the disclosure of the subject transaction to current employees of the Business and to the public. In so doing, the parties shall agree to the timing and content of the release of such information.

                  SECTION 4.03 Allocation of Purchase Price. For all federal, state and local tax purposes, Buyers and Sellers agree to allocate the consideration described in Section 2.02 hereof (i) as to a portion thereof to the covenants and agreements of Sellers contained in the Non-Compete Agreement and (ii) as to the balance, in the manner reasonably determined by Buyers, but subject to the reasonable approval of Sellers, which approval shall not be unreasonably withheld. Within 180 days following the Closing, Buyers shall deliver to Sellers a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for the purpose of this Section 4.03, any other consideration paid to Sellers, including any liabilities assumed pursuant hereto) among the Assets and the covenant not to compete granted pursuant to the Non-Compete Agreement. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyers and Sellers each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyers and Sellers each agree to provide the other parties promptly with any other information required to complete Form 8594 and with a copy of such form after it is filed.

                  SECTION 4.04 Preparation of Certain Financial Information.

                  (a) After the Closing Date, at the reasonable request of Buyers, but only in contemplation of and in order to comply with the rules and regulations (the "SEC Rules") of the Securities and Exchange Commission (the "SEC"), Sellers shall cause the independent accountants of Sellers to prepare, at the election of Buyers, audited or compiled financial statements for the Business for the period commencing on January 1 of the year that is five years (or such shorter period as is permissible under the SEC Rules) prior to the end of the year immediately prior to the date such request is made, through the Closing Date, it being understood and agreed by Sellers and Buyers that such assistance shall include, without limitation, (i) providing Buyers and their representatives with all necessary financial information and data relating to the Business for such periods, (ii) making available to Buyers all employees of Sellers or any of their affiliates deemed necessary by Buyers to assist in the preparation of such financial statements, and (iii) delivering a management representation letter.

                  (b) The fees and expenses of such independent accountants in preparing audited and/or compiled financial statements for the Business as provided in this Section 4.04 shall be borne by Buyers, and Buyers shall compensate Sellers for their out-of-pocket expenses in assisting in such preparation.

                  (c) After the Closing Date, Buyers shall afford the representatives of Sellers reasonable access during normal business hours to such books of account and other financial records of Buyers pertaining to the Business and acquired by Buyers pursuant to this Agreement as Sellers may reasonably request in order to prepare, file, amend or respond to questions of any governmental authority relating to its financial statements and Tax Returns for any period or portion thereof that Sellers owned the Business. Sellers shall compensate Buyers for their out-of-pocket expenses incurred in assisting Seller pursuant to this Section 4.04(c).

                  SECTION 4.05 Certain Tax Matters.

                  (a) All sales and use taxes, including interest, penalties and any other additions to such sales and use taxes, imposed by any governmental or taxing authority upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyers. All transfer taxes, including interest, penalties and any other additions to such transfer taxes, imposed by any governmental or taxing authority upon or incurred by any of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne by Sellers. Sellers and/or Buyers, to the extent required by law and this Section 4.05(a), shall prepare and file all necessary Tax Returns and other documents with respect to all such transfer, sales and use taxes. Sellers and Buyers agree to cooperate in any endeavor to effect a reduction in any such transfer, sales and use taxes.

                  (b) For all federal, state, local and foreign income and franchise Tax purposes, each of the parties hereto agrees to treat the acquisition of the Assets by Buyers, pursuant to the terms and conditions of this Agreement, as a taxable sale of the assets of Sellers to Buyers solely in exchange for cash (and the liabilities assumed by Buyers from Sellers).

                  (c) Sellers shall be responsible for and shall pay any and all Taxes with respect to the operations of the Business relating to all periods prior to the Closing Date and Buyers shall be responsible for and shall pay any and all Taxes with respect to the operations of the Business relating to periods commencing the Closing Date.

                  SECTION 4.06 Insurance. Between the date of this Agreement and the Closing Date, Buyers shall use reasonable efforts to obtain policies of fire, liability, workers' compensation and other forms of insurance in such amounts and against such risks as Buyers deem appropriate, and Sellers shall reasonably cooperate with Buyers in obtaining such insurance.

                  SECTION 4.07 Retention of Employees; Benefits.

                  (a) Offers of Employment. Effective immediately as of the Closing Date, Buyers shall offer to continue the employment, at will, or consultancy of all employees or consultants that, at Buyers' request, Sellers have listed on Schedule 4.07(a) hereto on terms that are initially no less favorable than the terms of their employment or consultancy by Sellers. Sellers shall promptly notify Buyers if any employee of, or consultant to, the Business shall announce his or her intention not to accept such offer by Buyers. The employees and consultants listed on

Schedule 4.07(a) hereto who accept Buyers' offer of employment or consultancy are herein referred to collectively as the "Retained Employees".

                  (b) Benefits. Following the Closing Date, Retained Employees (excluding consultants unless otherwise indicated on Schedule 4.07(a)) will be afforded the opportunity to participate in benefits and equity acquisition programs that currently are available to employees of HMS and on similar terms of participation; provided, however, that following the Closing Date, Retained Employees shall continue their existing medical insurance on the current terms thereof, subject to such changes as Buyers may implement in the future but which shall accord the Retained Employees health benefits comparable to their current arrangement. In the event during the first twelve months after the Closing Date, Buyers shall make a change in the medical insurance covering the Retained Employees and in connection therewith require a contribution from the Retained Employees toward the cost of medical insurance, Buyers shall cause the Retained Employees to be given an increase in compensation equal to the amount of the required contribution.

                  (c) No Offer of Employment. Nothing in this Agreement, express or implied, shall confer upon any employee of Sellers engaged in the Business, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever, whether as third-party beneficiary or otherwise, it being understood and agreed that any such employment shall, to the maximum extent permitted by applicable law, be employment at will.

                  (d) Buyers' Own Investigation. Prior to the Closing Date, Sellers shall, upon reasonable prior notice, afford Buyers reasonable access during normal business hours to the employees of, and consultants to, Sellers listed on Schedule 4.07(a) hereto to permit Buyers to evaluate and make their own investigation with respect to each such employee and consultant, and Sellers shall not be liable to Buyers for the acts or omissions of any Retained Employee after the Closing Date.

                  SECTION 4.08 Further Assurances. From time to time following the Closing Date, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyers such bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyers and their counsel, as Buyers may reasonably request or as may be otherwise reasonably necessary to vest in Buyers all the right, title and interest of Sellers in, to or under, and put Buyers in possession of, any part of the Assets.

                  SECTION 4.09 No Solicitation; Acquisition Proposals. From the date of this Agreement until the Closing Date or until this Agreement is terminated as provided in Article VIII, Sellers will not directly or indirectly
(i) solicit or initiate (including by way of furnishing any information) discussions with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Buyers, an affiliate of Buyers or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Transaction") involving the Business; and Sellers will instruct their officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that the actions prohibited by the foregoing clauses (i) and (ii) shall be subject to any action taken by the Boards of Directors of Sellers in the exercise of their good faith judgment as to their fiduciary duties to their respective stockholders, which judgment is based upon the advice of independent counsel that a failure of the Boards of Directors to take such action would be likely to constitute a breach of their fiduciary duties to their respective stockholders. Sellers will notify Buyers promptly in writing if Sellers become aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Sellers with respect to an Acquisition Transaction and will immediately after receipt provide to Buyers a copy of any letter, proposal or other document in which any proposal for an Acquisition Transaction is made or expressed. Sellers will immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Transaction and shall direct and use reasonable efforts to cause their officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

                          V. GHS STOCKHOLDERS' CONSENT;
                              INFORMATION STATEMENT

                  SECTION 5.01 GHS Stockholders' Meeting. GHS agrees that this Agreement shall be submitted to its stockholders for approval at a meeting (the "GHS Stockholders' Meeting") of the stockholders of GHS or such other means as permitted under applicable law. As soon as practicable after the date of this Agreement, GHS shall take all action, to the extent necessary in accordance with applicable law and its Certificate of Incorporation and By-laws, to obtain the approval of the GHS stockholders of this Agreement and such other matters as may be necessary or desirable to consummate the transactions contemplated hereby.

                  SECTION 5.02 Preparation and Filing of Information Statement. As soon as practicable after the date of this Agreement, GHS shall prepare and file with the SEC, subject to the prior approval of Buyers, which approval shall not be unreasonably withheld, an information statement (the "Information Statement") relating to the GHS Stockholders' Meeting or as otherwise required under applicable law. Buyers shall reasonably cooperate with GHS in the preparation of the Information Statement. As soon as is permissible under the SEC Rules, GHS shall mail the Information Statement to its stockholders.

                  SECTION 5.03 Recommendations of GHS Board of Directors. GHS hereby represents that its Board of Directors has (i) determined that the terms of the transactions contemplated by this Agreement are fair to and in the best interests of GHS's stockholders, (ii) approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) resolved to and, subject to its fiduciary obligations under Delaware law, will recommend in the Information Statement adoption of this Agreement and the Ancillary Agreements and authorization of the transactions contemplated hereby and thereby by the stockholders of GHS.

                  SECTION 5.04 Irrevocable Proxy. In consideration of the execution of this Agreement by Sellers, Sellers have caused to be delivered to Buyers irrevocable proxies:

                  (a) in the form of Exhibit C hereto, in favor of designees of Buyers, authorizing such proxies to vote in favor of this Agreement and the transactions contemplated hereby at the GHS Stockholders' Meeting. Such irrevocable proxies represent in excess of 50% of the shares of GHS capital stock which will be entitled to vote on this Agreement and the transactions contemplated hereby at the GHS Stockholders' Meeting; and

                  (b) from GHS in its capacity as the sole stockholder of Global and Management, in the form of Exhibit D hereto, in favor of designees of Sellers, authorizing such proxies to vote in favor of, or to consent to, this Agreement and the transactions contemplated hereby.

                            VI. CONDITIONS PRECEDENT

                  SECTION 6.01 Conditions Precedent to the Obligations of Buyers. The obligations of Buyers under this Agreement are subject, at the option of Buyers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement or in any certificate or document delivered to Buyers pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, subject to the updating of schedules as provided in Section 9.12, and Sellers shall have delivered to Buyers a certificate to that effect.

                  (b) Compliance with Covenants. Sellers shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Sellers shall have delivered to Buyers a certificate to that effect.

                  (c) Opinion of Counsel for Sellers. Buyers shall have received the favorable opinion from Werbel & Carnelutti, counsel to Sellers, dated the Closing Date, in the form reasonably satisfactory to Buyers.

                  (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a Material Adverse Effect on the Business.

                  (e) Assignment of Contracts. Sellers shall have (i) obtained all authorizations, consents, waivers and approvals required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments (collectively, the "Material Contracts") to be assigned to Buyers pursuant to this Agreement as set forth on Schedule 6.01(e) that are material to the conduct of the Business, which in the case of contracts with Sellers' customers shall include and be limited to all contracts with the Los Angeles County Department of Health, the City of Chicago

Department of Health and San Mateo County and (ii) otherwise made arrangements satisfactory to Buyers and their counsel so that Buyers will receive the benefit of all such Material Contracts. Notwithstanding the foregoing, subject to
Section 4.01(d), Sellers will use their best efforts, at Sellers' expense, to obtain all authorizations, consents, waivers and approvals required to assign to Buyers all other contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments set forth on Schedule 6.01(e). The obligations of Sellers set forth in the immediately preceding sentence shall continue from and after the Closing Date.

                  (f) Consents and Regulatory Approvals. Subject to subsection
(e) above, Buyers shall have been furnished with the written consents, permits, licenses, authorizations and approvals in forms acceptable to Buyers of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyers may conduct the Business immediately following the Closing Date.

                  (g) Ancillary Agreements. Sellers and Alan Gold (in the case of the Non-Compete Agreement) shall have executed and delivered the Ancillary Agreements, and said Agreements shall be in full force and effect as of the Closing Date.

                  (h) Retained Employees. Alan Gold shall have agreed to his employment by Buyers.

                  (i) Name Change. Sellers shall have executed and delivered to Buyers all instruments necessary to effectuate the change of Global's and Management's names to names not confusingly similar to Global Health Systems, Inc. and Global Management Services, Inc., and to enable Buyers to use such names subsequent to the Closing Date.

                  (j) Supporting Documents. Buyers and their counsel shall have received copies of the following supporting documents:

                           (i) (1) copies of the Certificate of Incorporation of each Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (2) a certificate of said Secretary dated as of a recent date as to the good standing of each such Seller and listing all documents of such Seller on file with said Secretary; and

                      (ii) a certificate of the Secretary or an Assistant Secretary of each of the Sellers dated the Closing Date and certifying:
         (1) that attached thereto is a true and complete copy of the By-laws of such Seller as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that attached thereto is a true and complete copy of resolutions duly adopted by the stockholders of such Seller (if required by applicable law) authorizing and adopting this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; (4) that the Certificate of Incorporation of such Seller has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and (5) as to the incumbency and specimen signature of each officer of such Seller executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of such Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

                  (k) Stockholder Approval. This Agreement shall have been approved and adopted by the required affirmative vote of (i) the stockholders of GHS and (ii) GHS in its capacity as the sole stockholder of Global and Management, and the requisite notices under federal and state law shall have been delivered.

                  (l) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyers and their counsel, and Buyers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  SECTION 6.02 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers under this Agreement are subject, at the option of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyers contained in this

Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and Buyers shall have delivered to Sellers a certificate to that effect.

                  (b) Compliance with Covenants. Buyers shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyers shall have delivered to Sellers a certificate to that effect.

                  (c) Opinion of Counsel for Buyers. Sellers shall have received the favorable opinion of Coleman & Rhine LLP, counsel for Buyers, dated the Closing Date, in the form reasonably satisfactory to Sellers.

                  (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

                  (e) Consents and Regulatory Approvals. Buyers shall have been furnished with the written consents, permits, licenses, authorizations and approvals of any and all persons, including without limitation government agencies, authorities and third parties, required to be obtained prior to the consummation of the transactions contemplated hereby and required to be obtained in order that Buyers may conduct the Business immediately following the Closing Date.

                  (f) Sellers Released. Sellers shall have been released from any obligations under any agreements and contracts assigned to Buyers under this Agreement, provided that (i) such obligations arise on and after the Closing Date or (ii) Buyers have specifically assumed such obligations.

                  (g) Ancillary Agreements. Buyers shall have executed and delivered the Ancillary Agreements, and said Agreements shall be in full force and effect as of the Closing Date.

                  (h) Supporting Documents. Sellers and their counsel shall have received copies of the following supporting documents:

                           (i) (1) copies of the Certificate of Incorporation of Sub and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, (2) a certificate of said Secretary of State, with respect to Sub, and of the Secretary of State of the State of New York, with respect to HMS, dated as of a recent date, as to the due incorporation and good standing of Buyers and listing all documents of Buyers on file with each of said Secretaries; and

                           (ii) a certificate of the Secretary or an Assistant Secretary of each of the Buyers dated the Closing Date and certifying:
         (1) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and (2) as to the incumbency and specimen signature of each officer of such Buyer executing this Agreement and any certificate or instrument furnished pursuant hereto, and a certification by another officer of such Buyer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

                  (i) Stockholder Approval. This Agreement shall have been approved by the required affirmative vote of (i) the stockholders of GHS and
(ii) GHS in its capacity as the sole stockholder of Global and Management, and the requisite notices under federal and state law shall have been delivered.

                  (j) All Proceedings To Be Satisfactory. All corporate and other proceedings to be taken by Buyers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

                  SECTION 7.01 Survival of Representations. Subject as set forth below, (i) all representations and warranties (other than representations and warranties as to Tax matters) made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the Closing Date, and (ii) the representations and warranties as to Tax matters made by any party hereto in this Agreement or pursuant hereto shall survive for the applicable Tax statute of limitation period, including any extensions or waivers thereof.

                  SECTION 7.02 Tax Indemnity.

                  (a) Sellers hereby agree to indemnify, defend and hold Buyers harmless from and against:

                           (i) any and all Taxes incurred by, imposed upon or attributable to Sellers for all periods prior to (and up to and including) the close of business on the day prior to the Closing Date, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes; and

                           (ii) subject to the provisions of Section 4.05(a) hereof, any and all Taxes incurred by, imposed upon or attributable to Sellers, arising out of the consummation of any of the transactions contemplated hereby, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes.

                  (b) Buyers hereby agree to indemnify, defend and hold Sellers harmless from and against:

                           (i) any and all Taxes incurred by, imposed upon or attributable to Buyers for all periods after the close of business on the day prior to the Closing Date, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes; and

                           (ii) subject to the provisions of Section 4.05(a) hereof, any and all Taxes incurred by, imposed upon or attributable to Buyers, arising out of the consummation of any of the transactions contemplated hereby, including reasonable legal fees and expenses incurred by any party hereto and relating to such Taxes.

                  (c) For purposes of this Section 7.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period in which the items on which the interest, penalty or additional charge is based occurs.

                  (d) The indemnity provided for in this Section 7.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation, including any extensions or waivers thereof, for the

Taxes referred to herein and any Taxes, legal fees and expenses subject to indemnification under this Section 7.02 shall not be subject to indemnification under Section 7.03.

                  SECTION 7.03 General Indemnity.

                  (a) Subject to the terms and conditions of this Article VII, Sellers hereby agree to indemnify, defend and hold Buyers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Buyers by reason of or resulting from:

                           (i) a breach of any representation, warranty or covenant of Sellers contained in or made pursuant to this Agreement;

                           (ii) any liabilities or obligations of, or claims against or imposed on, Sellers (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim) not assumed by Buyers pursuant to this Agreement;

                           (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described on Schedule 3.01(i) hereto, or (B) any action, suit or proceeding commenced after the Closing Date based upon an event occurring or a claim arising prior to the Closing Date; and

                           (iv) any liability in respect of any failure by Sellers to conduct the Business prior to the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force as of the Closing Date.

                  (b) Subject to the terms and conditions of this Article VII, Buyers hereby agree to indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, by reason of or resulting from:

                           (i) a breach of any representation, warranty or covenant of Buyers contained in or made pursuant to this Agreement;

                           (ii) the failure of Buyers to pay, perform and discharge when due the liabilities and obligations assumed by Buyers pursuant to this Agreement;

                           (iii) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding based on an event occurring or claim arising on and after the Closing Date; and

                           (iv) any liability in respect of any failure by Buyers to conduct the Business on and after the Closing Date in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items from time to time in force.

                  SECTION 7.04 Conditions of Indemnification. The respective obligations and liabilities of Sellers, on the one hand, and Buyers, on the other hand (the "indemnifying party"), to the other (each, collectively, the "party to be indemnified") under Sections 7.02 and 7.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 10 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

                  (b) in the event that the indemnifying party, by the 20th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise; and

                  (c) anything in this Section 7.04 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim.

                  SECTION 7.05 Direct Claims. Any claim by the party to be indemnified for indemnification other than with respect to claims resulting from the assertion of liability by third parties (a "Direct Claim") will be asserted by giving the indemnifying party reasonably prompt written notice thereof, and the indemnifying party will have a period of twenty (20) calendar days within which to respond in writing to such Direct Claim. If the indemnifying party does not so respond within such twenty (20) calendar day period, the indemnifying party will be deemed to have rejected such claim, in which event the party to be indemnified will be free to pursue another remedy to which it may be entitled.

                  SECTION 7.06 Certain Information. In connection with any indemnification provided in this Article VII, the indemnified party shall cooperate in all reasonable requests of the indemnifying party and each party shall furnish or cause to be furnished to the other (at reasonable times and at the expense of the party requesting such information) upon request as promptly as practicable such information (including access to books and records of the Business and to employees familiar with the affairs thereof) and assistance relating to the Business as is reasonably necessary for the defense of any claim, suit or proceeding.

                  SECTION 7.07 Limitations on Liability of Sellers.

                  (a) The indemnities set forth in Section 7.03 and all representations, warranties and covenants hereunder shall survive for a period of one year following the Closing Date, unless such indemnities, representations, warranties and covenants of the Sellers hereunder pertain to Tax claims, in which event they shall survive until expiration of the applicable statute of limitation period. Upon the expiration of such respective periods, the Sellers shall have no liability for Damages under such indemnification provisions unless the Buyers have been given notice of a claim asserting liability by a third party prior to the expiration of such respective periods and thereafter provides notice to the Sellers in the manner provided in Section 7.04 above prior to the expiration of such periods.

                  (b) If the Sellers become liable for Damages to Buyers hereunder, the Sellers shall be entitled to a credit or offset against such liability of an amount equal to $20,000 (the "Threshold"). At such time as the aggregate of all Damages exceeds the Threshold, the Buyers shall be entitled to recover from the Sellers any and all amounts for which a claim for indemnity has been made, without regard to the Threshold.

                  (c) If the Sellers become liable for Damages to Buyers hereunder, in no event shall the liability of the Sellers exceed in the aggregate 15% of the Purchase Price; provided, however, that nothing in this section 7.07(c) shall limit, in any manner, any remedy at law or in equity to which Buyers may be entitled as a result of intentional fraud by any party to this Agreement.

                                VIII. TERMINATION

                  SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by Buyers, if the conditions set forth in Section 6.01 shall not have been complied with or performed in any material respect by Sellers on or before 120 days following the date hereof (except 180 days following the date hereof in the case of the condition set forth in Section 6.01(e)) and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

                  (b) by Sellers, if the conditions set forth in Section 6.02 shall not have been complied with or performed in any material respect by Buyers on or before 120 days following the date hereof (except 180 days following the date hereof in the case of the condition set forth in Section 6.02(i)) and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated);

                  (c) by Buyers or Sellers, in the event the Closing Date has not occurred on or prior to the close of business 180 days following the date hereof or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination);

                  (d) by either Sellers or Buyers if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make consummation of the transactions contemplated by this Agreement illegal; or

                  (e) by either Sellers or Buyers if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity, which would (i) prohibit the Sellers' ownership or operation of all or a material portion of the Assets or the Business, or compel Buyers to dispose of or hold separate all or a material portion of the Assets or the Business or of HMS and its subsidiaries taken as a whole, as a result of the transactions contemplated by this Agreement or (ii) render Sellers or Buyers unable to consummate the transactions contemplated by this Agreement, except for any waiting period provisions.

                  SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or its stockholders, directors or officers in respect thereof, except as provided in Section 9.02 hereof and except that nothing herein shall relieve any party from liability for any willful breach hereof. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 8.01 hereof, Buyers shall not solicit any of Sellers' customers as of the date of termination within the scope of Sellers' then current contracted services to such customers for a period of one year from the date of such termination or until the expiration of Sellers' then current contract with such customers, whichever is the shorter period; provided, however, the foregoing restriction shall not apply to any of Sellers' customers (the "Overlap Customers") for whom Buyers are providing similar services; provided further, however, that for such Overlap Customers, Buyers shall not expand the scope of services which they are providing to such Overlap Customers until the restriction herein expires as provided above.

                                IX. MISCELLANEOUS

                  SECTION 9.01 Bulk Transfer Laws. Buyers hereby waive compliance by Sellers with any applicable bulk transfer laws including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute that may be applicable to the sale or transfer of the Assets hereunder with respect to the transactions contemplated hereby.

                  SECTION 9.02 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, Sellers, on the one hand, and Buyers on the other hand, shall not have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. Sellers, on the one hand, and Buyers on the other hand, will indemnify the other and hold the other harmless from and against any claims for finder's fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

                  SECTION 9.03 Risk of Loss. Sellers assume all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing Date. If the condemnation, destruction, loss or damage is such that the Business is interrupted or curtailed or the Assets are materially affected, then Buyers shall have the right either to terminate this Agreement or to continue with the Closing provided that Buyers shall have received from Sellers an assignment of all insurance benefits paid or to be paid to Sellers as a result of such casualty (which benefits Sellers shall agree so to assign following a request from Buyers therefor).

                  SECTION 9.04 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or via a national overnight courier service or mailed by registered or certified mail postage prepaid, as follows:

                  (a)      If to Buyers:

                           c/o Health Management Systems, Inc.
                           401 Park Avenue South
                           New York, New York 10016
                           Attention:  Paul J. Kerz, President

                           and to:

                           Coleman & Rhine LLP
                           1120 Avenue of the Americas
                           New York, New York 10036
                           Attention:  Bruce S. Coleman, Esq.

                  (b)      If to Sellers:

                           Global Health Systems, Inc.
                           1350 Piccard Drive
                           Suite 360
                           Rockville, Maryland 20850
                           Attention: Alan Gold, President

                           GHS Management Services, Inc.
                           1350 Piccard Drive
                           Suite 360
                           Rockville, Maryland 20850
                           Attention: Alan Gold, President

                           GHS, Inc.
                           1350 Piccard Drive
                           Suite 360
                           Rockville, Maryland 20850
                           Attention: Alan Gold, President

                           and to:

                           Werbel & Carnelutti
                           711 Fifth Avenue, 5th Floor
                           New York, New York 10022
                           Attention: Peter DiIorio, Esq.

or such other address or addresses as Sellers, on the one hand, or Buyers, on the other hand, shall have designated by notice to the other in writing. Any such notice, claim or other communication shall be deemed conclusively to have been given and received (i) on the first business day following the day timely received by a national overnight courier, with the cost of delivery prepaid;
(ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise personally delivered to the addressee.

                  SECTION 9.06 Waivers. Sellers, on the one hand, and Buyers, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of Sellers, on the one hand, and Buyers, on the other hand, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by Sellers, on the one hand, and Buyers, on the other hand, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.07 Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the parties.

                  SECTION 9.08 Entire Agreement. This Agreement, its Exhibits and Schedules including, without limitation, the Ancillary Agreements and the documents executed on the Closing Date in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and neither Sellers, on the one hand, nor Buyers, on the other hand, shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

                  SECTION 9.09 Applicable Law; Jurisdiction.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

                  (b) Each Seller hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Ancillary Agreements to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Seller at its address set forth in Section 9.05 hereof or at such other address of which the Agent shall have been notified pursuant thereto.

                  SECTION 9.10 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.11 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  SECTION 9.12 Update to Schedules. The parties acknowledge that the disclosure schedules of Sellers attached to this Agreement have been prepared either as of the date of this Agreement or, at the request of the Buyers, as of December 31, 1996. At least three days prior to the Closing Date, the Sellers shall provide the Buyers with updated schedules as of the Closing Date in order that such schedules shall be true and correct as of such Closing

Date. The changes in the updated schedules shall be limited solely to changes resulting from Sellers conduct of the business in the usual, regular and ordinary manner and shall not have a Material Adverse Effect.

                  IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                         GHS, INC.


                                         By:/s/ Alan Gold
                                            ------------------------------------
                                            Alan Gold, President

                                         GLOBAL HEALTH SYSTEMS, INC.


                                         By:/s/ Alan Gold
                                            ------------------------------------
                                            Alan Gold, President


                                         GHS MANAGEMENT SERVICES, INC.


                                         By:/s/ Alan Gold
                                            ------------------------------------
                                            Alan Gold, President


                                         HEALTH MANAGEMENT SYSTEMS, INC.


                                         By:/s/ Paul J. Kerz
                                            ------------------------------------
                                            Paul J. Kerz, President


                                         GLOBAL HEALTH ACQUISITION CORP.


                                         By:/s/ Phillip Siegel
                                            ------------------------------------
                                            Phillip Siegel, Vice President



                                       50